EXHIBIT 99.1

Specialty Laboratories Announces Resignation of Board Member

SANTA MONICA, Calif., Sept. 16, 2003 — Specialty Laboratories, Inc. (NYSE: SP) (Specialty), a leading hospital-focused clinical reference laboratory, announced today the resignation of Terrance H. Gregg as a member of its Board of Directors.

“During Terry’s tenure, the Board successfully oversaw the challenging process of refocusing the Company and stabilizing the business,” noted Thomas R. Testman, chairman of Specialty’s Board of Directors. “The Board is grateful to Terry for his contributions in this regard and we wish him well in his future endeavors.”

Gregg, a member of the Board of Directors since June 2002, cited personal and philanthropic commitments for his decision to resign from the board.  The resignation takes effect immediately. Specialty’s Board of Directors now consists of a total of seven members, including four independent directors.

About Specialty

Specialty Laboratories performs highly advanced, clinically useful testing services for hospitals, laboratories and physician specialist communities nationwide.  With its extensive menu of clinical tests for the diagnosis and treatment-management of disease, Specialty offers clients a single-source solution for their specific esoteric testing needs.  Because of Specialty’s focus on higher-end, esoteric testing, the company is strategically aligned with its hospital clients and does not compete with them or their outreach programs for routine testing work.  Specialty backs its commitment to outstanding client service with industry-leading, client-focused information technology applications.  Specialty also supports its test offering with distinguished R&D capabilities.  Through internal research programs and technology partnerships, Specialty develops new and enhanced tests for reliable and cost-effective patient assessment. Specialty’s Web address is www.specialtylabs.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Statements in this press release regarding Specialty Laboratories’ may contain “forward-looking statements” that involve risks and uncertainties. Important factors which could cause our actual results to differ materially from those expressed or implied in the forward-looking statements are detailed under “Risk Factors” in filings with the Securities and Exchange Commission made from time to time by Specialty, including our periodic filings on Forms 10-K, 10-Q and 8-K.

Contact

Greg Mann

Director, Corporate Communications & Investor Relations

Specialty Laboratories

310-586-7261

gmann@specialtylabs.com